Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

27 June 2017

RECOMMENDED MERGER OF

KENNEDY WILSON EUROPE REAL ESTATE PLC

AND

KENNEDY-WILSON HOLDINGS, INC.

PUBLICATION OF DRAFT US PROXY STATEMENT

CONTAINING PROFIT FORECASTS

1	Introduction

On 24 April 2017, Kennedy-Wilson Holdings, Inc. (“KW” or “KWH”) and Kennedy Wilson Europe Real Estate plc (“KWE”) announced a proposed recommended merger of KW and KWE (the “Merger”), which is to be implemented by means of a Court-sanctioned scheme of arrangement of KWE under Article 125 of the Jersey Companies Law (the “Rule 2.7 Announcement”) and on 13 June 2017 KW and KWE announced that they had agreed on revised terms for the Merger. Unless otherwise defined in this announcement, capitalised terms used but not defined in this announcement have the same meanings given to them in the Rule 2.7 Announcement.

2	KW’s US Proxy Statement

KW announces that the preliminary US proxy statement that KW expects to disseminate to its shareholders to seek their approval for the issue of the New KW Shares in the Merger (the “US Proxy Statement”) was filed with the SEC in the United States on 26 June 2017.

The draft US Proxy Statement includes projections and reconciliations of certain financial measures of performance in respect of KW (the “KW Projections”) and KWE (the “KWE Projections” and, together with the KW Projections, the “Projections”).

Additionally, the draft US Proxy Statement contains, on a pro forma basis, projections and reconciliations of certain financial measures of performance in respect of the Combined Group (together, the “Combined Group Pro Forma Projections”).

The Projections (which are set out in Part A of each of Appendix I and II, respectively, to this announcement) and the Combined Group Pro Forma Projections (which are set out in Appendix III to this announcement) have been prepared solely by KW’s management in connection with KW’s consideration and evaluation of the Merger. Neither KWE nor the Independent Committee of KWE have been involved in preparing, nor have they approved, the Projections or the Combined Group Pro Forma Projections.

For the purposes of Rule 28 of the UK City Code on Takeovers and Mergers (the “Code”), the Projections are the responsibility of KW and the KW Directors (and not KWE nor the Independent Committee of KWE). The Projections constitute “profit forecasts” for the purposes of Rule 28 of the Code. As a result, and as required by Rule 28.1(a) of the Code, KPMG LLP (“KPMG”), KW’s reporting accountants, and Goldman Sachs International (“Goldman Sachs”), KW’s lead financial adviser, have each prepared a report in respect of the Projections for the financial year ended 31 December 2017 only. The reports prepared by KPMG and Goldman Sachs are set out in Parts C and D of Appendix I and Parts C and D of Appendix II to this announcement, respectively. Furthermore, in accordance with Rule 28.2(a), the KW Directors confirm that the Projections for the financial years ended 31 December 2018, 2019, 2020 and 2021 (together, the “Extended Period Projections”) have been compiled on the basis of the assumptions set out in Part B of Appendix I and Part B of Appendix II to this announcement, respectively, and that the basis of accounting that is used is consistent with KW’s accounting policies.

Each of KPMG and Goldman Sachs has given and has not withdrawn its consent to the publication of its report in the form and context in which it is included in this announcement.

Enquiries

Kennedy-Wilson Holdings, Inc.

Matt Windisch	+1 310 887 6400

Goldman Sachs (lead financial adviser to KW)

Mark Sorrell	+44 (0) 20 7774 1000

Chris Emmerson	+44 (0) 20 7774 1000

David Friedland	+1 212 902 0300

Keith Wetzel	+1 310 407 5700

BofA Merrill Lynch (financial adviser to KW)

Geoff Iles	+44 (0) 20 7628 1000

Kieran Millar	+44 (0) 20 7628 1000

Jeff Horowitz	+1 646 855 3213

Cavan Yang	+1 646 855 4157

Deutsche Bank (financial adviser to KW)

Drew Goldman	+1 212 250 2500

Rishi Bhuchar	+44 (0) 20 7545 8000

Brian Mendell	+1 212 250 2500

Nancy Davey	+1 212 250 2500

Joele Frank, Wilkinson Brimmer Katcher (public relations adviser to KW)

Meaghan Repko	+1 212 355 4449

Matt Gross	+1 212 355 4449

Responsibility and disclaimer

KW and the directors of KWH accept sole responsibility for all information, opinions, estimates, valuations, projections and commentary contained in or based on this announcement, including, without limitation, all financial and commercial information, opinions, estimates, valuations, projections and commentary relating directly or indirectly to KWE or its assets or liabilities or derived from or reflecting any information, opinion, estimate, valuation, projection, or commentary relating to KWE or its assets or liabilities (“KWE Information”). No representation has been made, is made or will be made at any time by KWE or any of the directors of KWE (“KWE Directors”), and none of KWE or any of the KWE Directors have authorised anyone to represent, that KWE or any KWE Director has adopted or verified the accuracy, completeness, reasonableness or achievability of any KWE Information, that all or part of it is not misleading or that all or part of it complies with all or any applicable legal, regulatory or other requirements. Accordingly, none of KWE nor any of the KWE Directors assumes any duty of care or other duty to KW, any holder of shares or other securities of KW or any other person or regulatory body in relation to the content of, or any omission from, any KWE Information and KWE and each of the KWE Directors expressly disclaims all and any responsibility for the accuracy or completeness of any KWE Information or for the KWE Information not being misleading in the context in which it is used and/or complying with applicable legal, regulatory, accounting or other requirements. None of KWE nor any of the KWE Directors owes any obligation, whether to KW, any holder of shares or other securities of KW or any other person or regulatory body, to correct or update any KWE Information or accepts any liability, whether arising in tort, contract or otherwise, to any person or regulatory body in connection with any reliance or expectation placed on any KWE Information or in connection with any KWE Information, or any matter derived from it, including, without limitation, in relation to any decision to vote or not to vote in relation to any matter or to acquire or not to acquire any securities or to dispose or not to dispose of any securities.

Further information

This announcement is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Merger or otherwise, nor shall there be any sale, issuance or transfer of securities of KW in any jurisdiction in contravention of applicable law.

This announcement does not constitute a prospectus or prospectus equivalent document.

Goldman Sachs, which is authorised by the Prudential Regulation Authority and regulated by the FCA and the Prudential Regulation Authority in the UK, is acting exclusively for KW and no one else in connection with the Merger or any other matter referred to in this announcement and will not be responsible to anyone other than KW for providing the protections afforded to clients of Goldman Sachs, or for providing advice in relation to the Merger or any other matters referred to in this announcement.

Merrill Lynch International, which is authorised by the Prudential Regulation Authority and regulated by the FCA and the Prudential Regulation Authority in the UK, and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with Merrill Lynch International, “BofA Merrill Lynch”) are acting exclusively for KW and no one else in connection with the Merger or any other matter referred to in this Announcement and will not be responsible to anyone other than KW for providing the protections afforded to clients of BofA Merrill Lynch, or for providing advice in relation to the Merger or any other matters referred to in this Announcement.

Deutsche Bank AG is authorised under German Banking Law (competent authority: European Central Bank) and, in the United Kingdom, by the Prudential Regulation Authority. It is subject to supervision by the European Central Bank and by BaFin, Germany’s Federal Financial Supervisory Authority, and is subject to limited regulation in the United Kingdom by the Prudential Regulation Authority and Financial Conduct Authority. Details about the extent of its authorisation and regulation by the Prudential Regulation Authority, and regulation by the Financial Conduct Authority, are available on request or from www.db.com/en/content/eu_disclosures.htm.

Deutsche Bank AG, acting through its London branch (“DB London”), and Deutsche Bank Securities Inc. (“DBSI” and, together with DB London, “DB”) are acting as financial advisers to KW and no other person in connection with the Merger or any other matter referred to in this announcement. DB will not be responsible to any person other than KW for providing any of the protections afforded to clients of DB, nor for providing any advice, in relation to any matter referred to herein. Without limiting a person’s liability for fraud, neither DB nor any of their affiliates nor any of their or their affiliates’ respective directors, officers, representatives, employees, advisers or agents shall have any liability to any other person in connection with this announcement and its contents.

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

No profit forecast

Unless expressly stated otherwise, no statement in this announcement is intended as a profit forecast or profit estimate for any period.

The Extended Period Projections and the Combined Group Pro Forma Projections (together, the “Relevant Projections”) were prepared for internal use and to assist KW and its financial adviser with its consideration and evaluation of the possible acquisition of KWE. The Relevant Projections were not prepared with a view toward public disclosure or toward complying with IFRS, the published guidelines of the UK Listing Authority, the European Securities and Markets Authority or the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Relevant Projections have not been reported on by KW’s financial adviser or reporting accountants under Rule 28 of the Code. The quantification of the Relevant Projections has been included in order to give KW Shareholders access to certain non-public information available to the KW Directors for the purpose of considering and evaluating the possible acquisition of KWE and to Goldman Sachs for purposes of performing its financial analyses in connection with rendering its fairness opinion, in compliance with KW’s obligations under US federal and state laws. Neither KW’s independent registered public accounting firm nor Goldman Sachs nor any other firm has examined, compiled nor performed any procedures with respect to the Relevant Projections and, accordingly, do not express an opinion or any other form of assurance with respect thereto.

Although a summary of the extrapolations contained in the Relevant Projections is presented with numerical specificity, the extrapolations reflect numerous assumptions and estimates as to future events that KW’s management believed were reasonable at the time the extrapolations contained in the Relevant Projections were prepared and used, taking into account the relevant information available to KW’s management at the time. These estimates and assumptions are inherently uncertain with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to KW’s business, all of which are difficult to predict and many of which are beyond KW’s control. The Relevant Projections are not fact and should not be relied upon as being necessarily indicative of actual future results. The Relevant Projections do not take into account any circumstances or events occurring after the date that they were prepared. As a result, there can be no assurance that the Relevant Projections will be realised, and actual results may be materially better or worse than those contained in the Relevant Projections. The inclusion of this information should not be regarded as an indication that the KW Directors, KW’s management, KPMG, Goldman Sachs or any other recipient of this information considered, or now considers, the Relevant Projections to be material information of KW or KWE or an indication that KW’s or KWE’s results for the current or future financial years would necessarily meet or exceed such amounts, nor should it be construed as financial guidance, and it should not be relied upon as such. The summaries of the Relevant Projections are not included in this announcement in order to induce any KW Shareholder to vote in favour of the proposal to approve the issue of New KW Shares in connection with the acquisition of KWE or to induce any KWE Shareholder to vote in favour of any of the resolutions at the KWE Meetings or to influence any person to make any investment decision with respect to the potential acquisition of KWE or to influence any person in relation to any decision to hold, acquire or dispose any securities of KW or KWE or any securities or interests referable to any securities of KW or KWE.

In particular, the Extended Period Projections relate to multiple future years and such information by its nature becomes less predictable with each successive year. The Extended Period Projections do not take into account any circumstances or events occurring after the date on which they were prepared or any circumstances resulting from or otherwise relating to the Merger. The Extended Period Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the KW Directors. Although in the view of KW’s management the Extended Period Projections were prepared on a reasonable basis and reflected the best then-available estimates and judgments of KW’s management, various risks contingencies and other uncertainties may affect actual results and cause them to differ materially from KW or KWE’s actual results.

The Relevant Projections should be evaluated, if at all, in conjunction with, and in subordination to, the historical financial statements and other information regarding KW and KWE contained in public filings with the SEC in the United States or a regulatory information service in the UK. The Relevant Projections were reviewed by KW’s management with, and considered by, the KW Directors in connection with its evaluation and approval of the acquisition of KWE.

The Relevant Projections are forward-looking in nature. They were included in the US Proxy Statement solely to comply with applicable US state and federal laws, rules and regulations.

Except to the extent required by applicable US federal securities laws, the Code or the Panel, KW does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Relevant Projections to reflect the occurrence of future events or changes in general economic or industry conditions.

In light of the foregoing factors and uncertainties inherent in the Relevant Projections, shareholders are cautioned not to rely on the Relevant Projections included in this announcement.

Additional information and where to find it

This announcement may be deemed to be solicitation material in respect of the proposed acquisition of KWE by KW, including the issuance of the New KW Shares in respect of the Merger. In connection with the foregoing proposed issuance of New KW Shares, KW filed a preliminary a proxy statement on Schedule 14A with the SEC on 26 June 2017. To the extent KW effects the acquisition of KWE as a scheme of arrangement under Jersey law, the issuance of the New KW Shares in the Merger would not be expected to require registration under the US Securities Act, pursuant to an exemption provided by Section 3(a)(10) of the US Securities Act. In the event that KW determines to effect the Merger pursuant to an Offer or otherwise in a manner that is not exempt from the registration requirements of the US Securities Act, it will file a registration statement with the SEC containing a prospectus with respect to the New KW Shares that would be issued in the Merger. INVESTORS AND SECURITY HOLDERS OF KW ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT KW WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT KW, THE PROPOSED ISSUANCE OF THE NEW KW SHARES AND THE MERGER. The preliminary proxy statement, the definitive proxy statement, in each case as applicable, and other relevant materials in connection with the proposed issuance of the New KW Shares and the Merger (when they become available), and, if required, the registration statement/prospectus and other documents filed by KW with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC at KW’s website, ir.kennedywilson.com, or by contacting KW’s Investor Relations department in writing at 151 S. El Camino Drive, Beverly Hills, CA 90212, United States of America.

KW believes that KW, KWE, their respective directors and certain KW executive officers may be deemed to be participants in the solicitation of proxies from KW Shareholders with respect to the Merger, including the proposed issuance of New KW Shares (although it is emphasised that neither KWE nor any member of Independent Committee of KWE has approved or authorised any part of this announcement or its publication or filing). Information about KW’s directors and executive officers and their ownership of KW Shares and KWE Shares or securities referencing KWE Shares is set out in KW’s Annual Report on Form 10-K for the fiscal year ended 31 December 2016, which was filed with the SEC on 27 February 2017, KW’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on 28 April 2017, and KWE’s Annual Report for the year ended 31 December 2016, which was filed with the SEC by KW on Form 8-K on 23 March 2017. Information about the directors of KWE is set out in KWE’s Annual Report for the year ended 31 December 2016, which was filed with the SEC by KW on Form 8-K on 23 March 2017. Information regarding the identity of the potential participants, and their direct or indirect interests in the solicitation, by security holdings or otherwise, will be set out in the proxy statement and other materials to be filed with the SEC in connection with the Merger and issuance of New KW Shares.

Forward-looking statements

This announcement may contain certain “forward looking statements”. These statements are based on current expectations and views of future events and developments and are naturally subject to uncertainty and changes in circumstances. Forward looking statements typically include words such as “believe”, “expect”, “estimate”, “intend”, “anticipate” and words of a similar meaning. All statements other than statements of historical facts are forward looking statements. You should not place undue reliance on such forward looking statements, which reflect the current views of the management of KW, are subject to numerous risks and uncertainties and are dependent on many factors, some of which are outside KW’s control. There are important factors, risks and uncertainties that may cause actual outcomes and results to be materially different. Except as required by law, KW undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Documents available for inspection

A copy of this announcement will be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on KW’s website at ir.kennedywilson.com by no later than 12 noon (London time) on 28 June 2017. For the avoidance of doubt, the contents of that website are not incorporated into and do not form part of this announcement.

If you are in any doubt about the contents of this announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended) if you are resident in the UK or, if not, from another appropriately authorised independent financial adviser.

APPENDIX I

PART A – KW PROJECTIONS

The following information in this Part A of Appendix I has been re-stated verbatim from the US Proxy Statement:

The KWH Projections

	KWH Projections (1)
	Fiscal Year Ending December 31,
	2017E	2018E	2019E	2020E	2021E
Adjusted Earnings per Share (2)	$1.77	$1.94	$2.16	$2.38	$2.52
Dividends per Share	$0.68	$0.72	$0.76	$0.80	$0.84

(1)

The KWH Projections assume (i) revenue growth of 10% per annum for fiscal year 2017 in the Investment Management, Property Services and Research segments and 5% per annum in fiscal years 2018, 2019, 2020 and 2021, (ii) revenue growth of 20% per annum for fiscal year 2017 in the Rental and Hotel segments (to account for a full year earnings impact of capital expenditure and acquisition activity that occurred during fiscal year 2016) and 3.5% for fiscal years 2018, 2019, 2020 and 2021, (iii) organic revenue growth of 10% for fiscal year 2017 in the Loans and Other segment and 3.5% for fiscal years 2018, 2019, 2020 and 2021, (iv) incremental net operating income from pre-funded development, (v) incremental net operating income from net acquisition activity and capital expenditure, and (vi) consolidated net gains of $260 million on the sale of real estate in fiscal year 2017, of which the portion attributable to KWE ($125 million on a consolidated basis) is held constant for fiscal years 2017, 2018, 2019, 2020 and 2021, and the remainder ($135 million) is grown at 5% for fiscal year 2018, and 2.5% per annum for fiscal years 2019, 2020 and 2021.

(2)

Non-GAAP measure. Adjusted earnings per share is calculated by dividing adjusted net income (which represents net income attributable to KWH stockholders adjusted for our share of (i) depreciation and amortization and (ii) share-based compensation expense) by the weighted average number of shares outstanding.

Reconciliation of KWH GAAP net income to KWH adjusted earnings per share

	Fiscal Year Ending December 31,
(Dollars in millions except per share data)	2017E	2018E	2019E	2020E	2021E
Net income attributable to KWH stockholders	$40.4	$51.4	$66.4	$81.5	$87.2
Non-GAAP Adjustments:
Add back (KWH’s share):
Depreciation and amortization	128.7	137.7	148.5	160.5	173.2
Share-based compensation	35.0	35.0	35.0	35.0	35.0

Adjusted Net Income	$204.1	$224.1	$250.0	$277.0	$295.4

Weighted Average Shares Outstanding (millions)	115.3	115.3	115.9	116.5	117.0

Adjusted Earnings per Share	$1.77	$1.94	$2.16	$2.38	$2.52

PART B – KW PROJECTIONS BASES AND ASSUMPTIONS

1 – Basis of preparation

The KW Projections for the financial years ending 31 December 2017, 2018, 2019, 2020 and 2021 have been prepared on a consistent basis with the accounting policies of KW adopted in its consolidated financial statements for the financial year ended 31 December 2016 and in its first quarter results for the three months ended 31 March 2017.

The KW Projections do not take into account any effects of the proposed merger with KWE, including related transaction fees and expenses.

2 – Assumptions

The principal assumptions upon which the KW Projections are based are set out below:

Assumptions the KW Directors can influence

•	property leasing activity will proceed materially as the KW Directors would reasonably expect based on KW’s past experience;

•	no material current tenant contract issues or changes will arise in the relevant period;

•

the full impact in the financial year ending 31 December 2017 of acquisition, disposition, capital expenditure and development activity undertaken in the financial year ended 31 December 2016 will be as expected;

•	KW will continue to undertake substantial levels of investment (asset acquisitions and capital expenditure) and asset dispositions, realising returns in line with historical performance;

•	there will be no material change in momentum of KW’s fund raising activities related to its investment management business or in its property services and research business;

•	there will be no significant change in performance of smaller businesses;

•	there will be no material change in operating margins, compensation structures or general and administrative expense; and

•	the effective tax rate will be approximately 19-20%, with the non-US portion of this being a non-cash expense.

Assumptions the KW Directors cannot influence

•

there will be no changes, beyond what is already contemplated, in property market conditions, demand for real estate and real estate services, competitive environment or economic conditions in the markets and asset classes in which KW operates;

•	there will be no material changes in property valuations or market demand which could hinder KW’s ability to purchase, dispose of and let buildings;

•

there will be no changes in exchange rates, interest rates, bases of taxes or legislative or regulatory requirements from those currently forecast that would have a material impact on KW’s operations or its accounting policies;

•	there will be no material adverse weather events or natural catastrophes that affect KW’s assets or operations;

•	there will be no material change from any political or economic events in the countries in which KW or its tenants operate;

•	there will be no material changes in costs of labour, goods and services necessary to operate KW’s business; and

•	there will be no business interruptions that materially adversely affect KW, its key tenants or its key suppliers.

PART C – REPORT OF REPORTING ACCOUNTANT

The Directors

Kennedy-Wilson Holdings, Inc.

151 S. El Camino Drive

Beverly Hills, CA 90212

United States of America

Goldman Sachs International

Peterborough Court,

133 Fleet St,

London EC4A 2BB

United Kingdom

27 June 2017

Ladies and Gentlemen

Kennedy-Wilson Holdings, Inc.

We report on the profit forecast comprising net income attributable to stockholders, adjusted net income and adjusted earnings per share of Kennedy-Wilson Holdings, Inc. (‘the Company’) and its subsidiaries (‘the Group’) for the year ending 31 December 2017 (the ‘Profit Forecast’). The Profit Forecast, and the material assumptions upon which it is based, are set out on pages 7 to 9 of the announcement issued by the Company dated 27 June 2017 (‘the Announcement’). This report is required by Rule 28.1 of The City Code on Takeovers and Mergers (‘the City Code’) and is given for the purpose of complying with that rule and for no other purpose.

Responsibilities

It is the responsibility of the directors of the Company (‘the Directors’) to prepare the Profit Forecast in accordance with the requirements of the City Code.

It is our responsibility to form an opinion as required by the City Code as to the proper compilation of the profit forecast and to report that opinion to you.

Save for any responsibility which we may have to those persons to whom this report is expressly addressed, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Rule 23.2 of the City Code, consenting to its inclusion in the Announcement.

Basis of Preparation of the Profit Forecast

The Profit Forecast has been prepared on the basis stated on page 8 of the Announcement and is based on a forecast to 31 December 2017. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of the Group.

Basis of opinion

We conducted our work in accordance with Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included evaluating the basis on which the historical financial information included in the Profit Forecast has been prepared and considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of the Group. Whilst the assumptions upon which the Profit Forecast are based are solely the responsibility of the Directors, we considered whether anything came to our attention to indicate that any of the assumptions adopted by the Directors which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed or if any material assumption made by the Directors appears to us to be unrealistic.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Forecast has been properly compiled on the basis stated.

Since the Profit Forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion the Profit Forecast has been properly compiled on the basis stated and the basis of accounting used is consistent with the accounting policies of the Group.

Yours faithfully

KPMG LLP

PART D – REPORT OF FINANCIAL ADVISER

The Board of Directors of Kennedy-Wilson Holdings, Inc.

Kennedy-Wilson Holdings, Inc.

151 S. El Camino Drive

Beverly Hills, CA 90212

United States of America

27 June 2017

Ladies and Gentlemen:

Recommended All-Share Merger of Kennedy-Wilson Holdings, Inc. (“KW”) and Kennedy Wilson Europe Real Estate plc

We refer to the profit forecast comprising the projections and GAAP reconciliation made by KW in respect of net income attributable to KW stockholders, adjusted net income and adjusted earnings per KW share for the financial year ending 31 December 2017 (the “KW 2017 Profit Forecast”). The KW 2017 Profit Forecast and the material assumptions on which it is based are set out in the announcement released by KW on 27 June 2017 (the “Announcement”), in which our report is included, for which the board of directors of KW (the “Directors”) are solely responsible under Rule 28 of the City Code on Takeovers and Mergers (the “Code”).

We have discussed the KW 2017 Profit Forecast (including the bases, assumptions and source of information referred to therein) with the Directors and those officers and employees of KW who developed the underlying plans. The KW 2017 Profit Forecast is subject to the uncertainty as described in this Announcement and our work did not involve independent examination of any of the financial or other information underlying the KW 2017 Profit Forecast.

For purposes of rendering this report, we have relied upon and assumed the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. You have confirmed to us that all information material to the KW 2017 Profit Forecast has been disclosed to us.

We have also reviewed the work carried out by KPMG LLP, the reporting accountants to KW, and have discussed with them the opinion set out in this Announcement addressed to you and us and the accounting policies and bases of calculation for the 2017 KW Profit Forecast.

This report is provided to you solely in connection with Rule 28(1)(a)(ii) of the Code and for no other purpose. We accept no responsibility to KW or its shareholders or any person other than the Directors in respect of the contents of this report. We are acting exclusively as lead financial advisor to KW and no one else in connection with the recommended all-share merger, and it was solely for the purposes of complying with Rule 28(1)(a)(ii) of the Code that KW requested Goldman Sachs International to prepare a report on the KW 2017 Profit Forecast. No person other than the Directors can rely on the contents of this report and, to the fullest extent permitted by law, we exclude all liability (whether in contract, tort or otherwise) to any other person in respect of this report, its contents, or the work undertaken by us in connection with this report or any of the results that can be derived from this report or any written or oral information provided in connection with this report.

This report is not an opinion regarding, and we express no view as to, the reasonableness or achievability of the KW 2017 Profit Forecast. Instead, this report will address solely the matters required to be addressed by Rule 28(1)(a)(ii) of the Code and does not address any other matter; it does not address, among other things, the relative merits of the recommended all-share merger as compared to any other transaction or business strategy, the merits of the decision by KW to engage in the recommended all-share merger, the fairness to KW shareholders of the exchange ratio in the recommended all-share merger, or the price at which KW’s shares or the shares of the enlarged KW would trade at any time.

Furthermore, this report has been prepared independent of publication of the KW 2017 Profit Forecast and may not be relied on by you in recommending that KW’s shareholders vote to approve the recommended all-share merger. This report is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the proposed combination or any matter related thereto.

On the basis of the foregoing, we consider that the KW 2017 Profit Forecast, for which you as Directors are solely responsible, has been made with due care and consideration.

Yours faithfully,

Goldman Sachs International

APPENDIX II

PART A – KWE PROJECTIONS

The following information in this Part A of Appendix II has been re-stated verbatim from the US Proxy Statement:

The KWE Projections

	KWE Projections (US$) (1)
	Fiscal Year Ending December 31,
	2017E	2018E	2019E	2020E	2021E
Recurring Adjusted Earnings per Share (2)	$0.81	$0.97	$1.07	$1.17	$1.27
Dividends per Share	$0.60	$0.63	$0.65	$0.68	$0.70

(1)

The KWE Projections assume (i) organic property rental revenue growth of 3.5% per annum for fiscal years 2017, 2018, 2019, 2020 and 2021, (ii) incremental net operating income from net acquisition activity and capital expenditure, and (iii) an average exchange rate of $1.25:£1.00 for fiscal years 2017, 2018, 2019, 2020 and 2021.

(2)

Non-GAAP measure. Recurring adjusted earnings per share is calculated by dividing recurring adjusted net income (which represents net income attributable to KWE shareholders adjusted for KWE’s share of (i) depreciation and amortization and (ii) net gains on sale of real estate) by the weighted average number of shares outstanding.

Reconciliation of KWE GAAP net income to KWE recurring adjusted earnings per share

	Fiscal Year Ending December 31,
(Dollars in millions except per share data)	2017E	2018E	2019E	2020E	2021E

Net income attributable to KWE shareholders	$112.5	$127.0	$132.0	$139.1	$145.6
Non-GAAP Adjustments:
Add back: Depreciation and amortization	114.9	120.2	127.5	133.5	139.7
Less: Net gain on sale of real estate	(125.0)	(125.0)	(125.0)	(125.0)	(125.0)

Recurring Adjusted Net Income	$102.3	$122.2	$134.5	$147.6	$160.4

Weighted Average Shares Outstanding (millions)	126.1	126.1	126.1	126.1	126.1

Recurring Adjusted Earnings per Share	$0.81	$0.97	$1.07	$1.17	$1.27

PART B – KWE PROJECTIONS BASES AND ASSUMPTIONS

1 – Basis of preparation

Investors should note that the KWE Projections set out in this announcement have been prepared in accordance with KW’s US GAAP accounting policies and not prepared and presented in accordance with KWE’s IFRS accounting policies. These accounting policies differ materially in certain respects.

In particular, there is no annual or semi-annual revaluation of consolidated property assets to estimated fair value under US GAAP, but instead consolidated property assets are held at cost less depreciation. This means that, when assets are disposed, there can be a significant gain on sale that is recorded in the income statement.

As set out in the KWE Projections, KW expects to achieve a $125 million accounting gain on sale, when measured in US GAAP, from asset disposals in each of the 2017, 2018, 2019, 2020 and 2021 financial years. This gain on sale principally represents the expected difference between the net disposal proceeds of the assets to be disposed against the US GAAP depreciated carrying value of such assets, and does not represent an anticipated gain against the fair value of such assets as carried in KWE’s financial statements when prepared and presented in accordance with IFRS.

The KWE Projections for the financial years ending 31 December 2017, 2018, 2019, 2020 and 2021 are presented on a US GAAP basis and have been prepared on a consistent basis with the accounting policies of KW adopted in its consolidated financial statements for the financial year ended 31 December 2016 and in its first quarter results for the three months ended 31 March 2017.

The KWE Projections do not take into account any effects of the proposed merger with KW, including related transaction fees and expenses.

The KWE Projections have been prepared by KW on the basis of publicly available information and the KW Directors’ knowledge of KWE’s assets. The KWE Projections have been prepared by KW as a potential acquirer of KWE and not as the manager of KWE.

2 – Assumptions

The principal assumptions upon which the KWE Projections are based are set out below:

Assumptions the KW Directors in light of KW’s role as controller of the investment manager of KWE can influence

•	property leasing activity will proceed materially as the KW Directors would reasonably expect based on KWE’s past performance;

•	no material current tenant contract issues or changes will arise in the relevant period;

•

the full impact in the financial year ending 31 December 2017 of acquisition, disposition, capital expenditure and development activity undertaken in the financial year ended 31 December 2016 will be as expected;

•	KWE will continue to undertake substantial levels of investment (asset acquisitions and capital expenditure) and asset dispositions, realising returns in line with historical performance;

•	there will be no material change in operating margins, investment management fees, or general and administrative expense; and

•	the effective tax rate will be approximately 10%.

Assumptions the KW Directors cannot influence

•

there will be no changes, beyond what is already contemplated, in property market conditions, demand for real estate and real estate services, competitive environment or economic conditions in the markets and asset classes in which KWE operates;

•	there will be no material changes in property valuations or market demand which could hinder KWE’s ability to purchase, dispose of and let buildings;

•

there will be no changes in exchange rates, interest rates, bases of taxes or legislative or regulatory requirements from those currently forecast that would have a material impact on KWE’s operations or its accounting policies;

•	there will be no material adverse weather events or natural catastrophes that affect KWE’s assets or operations;

•	there will be no material change from any political or economic events in the countries in which KWE or its tenants operate;

•	there will be no material changes in costs of labour, goods and services necessary to operate KWE’s business; and

•	there will be no business interruptions that materially adversely affect KWE, its key tenants or its key suppliers.

PART C – REPORT OF REPORTING ACCOUNTANT

The Directors

Kennedy-Wilson Holdings, Inc.

151 S. El Camino Drive

Beverly Hills, CA 90212

United States of America

Goldman Sachs International

Peterborough Court,

133 Fleet St,

London EC4A 2BB

United Kingdom

27 June 2017

Ladies and Gentlemen

Kennedy Wilson Europe Real Estate plc

We report on the profit forecast comprising recurring adjusted net income and recurring adjusted earnings per share of Kennedy Wilson Europe Real Estate plc for the year ending 31 December 2017 (the ‘Profit Forecast’). The Profit Forecast, and the material assumptions upon which it is based, are set out on page 14 to 16 of the announcement issued by Kennedy-Wilson Holdings, Inc. dated 27 June 2017 (‘the Announcement’). This report is required by Rule 28.1 of The City Code on Takeovers and Mergers (‘the City Code’) and is given for the purpose of complying with that rule and for no other purpose.

Responsibilities

It is the responsibility of the directors of Kennedy-Wilson Holdings, Inc. (‘the Directors’) to prepare the Profit Forecast in accordance with the requirements of the City Code.

It is our responsibility to form an opinion as required by the City Code as to the proper compilation of the profit forecast and to report that opinion to you.

Save for any responsibility which we may have to those persons to whom this report is expressly addressed, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Rule 23.2 of the City Code, consenting to its inclusion in the Announcement.

Basis of Preparation of the Profit Forecast

The Profit Forecast has been prepared on the basis stated on page 15 of the Announcement and is based on a forecast to 31 December 2017. The Profit Forecast is required to be presented on a basis consistent with the accounting policies of Kennedy-Wilson Holdings, Inc.

Basis of opinion

We conducted our work in accordance with Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included evaluating the basis on which the historical financial information included in the Profit Forecast has been prepared and considering whether the Profit Forecast has been accurately computed based upon the disclosed assumptions and the accounting policies of Kennedy-Wilson Holdings, Inc. Whilst the assumptions upon which the Profit Forecast are based are solely the responsibility of the Directors, we considered whether anything came to our attention to indicate that any of the assumptions adopted by the Directors which, in our opinion, are necessary for a proper understanding of the Profit Forecast have not been disclosed or if any material assumption made by the Directors appears to us to be unrealistic.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Forecast has been properly compiled on the basis stated.

Since the Profit Forecast and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual results reported will correspond to those shown in the Profit Forecast and differences may be material.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion the Profit Forecast has been properly compiled on the basis stated and the basis of accounting used is consistent with the accounting policies of Kennedy-Wilson Holdings, Inc.

Yours faithfully

KPMG LLP

PART D – REPORT OF FINANCIAL ADVISER

The Board of Directors of Kennedy-Wilson Holdings, Inc.

Kennedy-Wilson Holdings, Inc.

151 S. El Camino Drive

Beverly Hills, CA 90212

United States of America

27 June 2017

Ladies and Gentlemen:

Recommended All-Share Merger of Kennedy-Wilson Holdings, Inc. (“KW”) and Kennedy Wilson Europe Real Estate plc (“KWE”)

We refer to the profit forecast comprising the projections and GAAP reconciliation made by KW in respect of recurring adjusted net income and recurring adjusted earnings per KWE share (the “KWE 2017 Profit Forecast”). The KWE 2017 Profit Forecast and the material assumptions on which it is based are set out in the announcement released by KW on 27 June 2017 (the “Announcement”), in which our report is included, for which the board of directors of KW (the “Directors”) are solely responsible under Rule 28 of the City Code on Takeovers and Mergers (the “Code”).

We have discussed the KWE 2017 Profit Forecast (including the bases, assumptions and sources of information referred to therein) with the Directors and those officers and employees of KW who developed the underlying plans. The KWE 2017 Profit Forecast is subject to uncertainty as described in this Announcement and our work did not involve an independent examination of any of the financial or other information underlying the KWE 2017 Profit Forecast.

For purposes of rendering this report, we have relied upon and assumed the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. You have confirmed to us that all information material to the KWE 2017 Profit Forecast has been disclosed to us.

We have also reviewed the work carried out by KPMG LLP, the reporting accountants to KW, and have discussed with them the opinion set out in this Announcement addressed to you and us and the accounting policies and bases of calculation for the 2017 KWE Profit Forecast.

This report is provided to you solely in connection with Rule 28(1)(a)(ii) of the Code and for no other purpose. We accept no responsibility to KW or its shareholders or any person other than the Directors in respect of the contents of this report. We are acting exclusively as lead financial advisor to KW and no one else in connection with the recommended all-share merger, and it was solely for the purposes of complying with Rule 28(1)(a)(ii) of the Code that KW requested Goldman Sachs International prepare a report on the KWE 2017 Profit Forecast. No person other than the Directors can rely on the contents of this report and, to the fullest extent permitted by law, we exclude all liability (whether in contract, tort or otherwise) to any other person in respect of this report, its contents or the work undertaken by us in connection with this report or any of the results that can be derived from this report or any written or oral information provided in connection with this report.

This report is not an opinion regarding, and we express no view as to, the reasonableness or achievability of the KWE 2017 Profit Forecast. Instead, this report will address solely the matters required to be addressed by Rule 28(1)(a)(ii) of the Code and does not address any other matter; it does not address, among other things, the relative merits of the recommended all-share merger as compared to any other transaction or business strategy, the merits of the decision by KW to engage in the recommended all-share merger, the fairness to KW shareholders of the exchange ratio in the recommended all-share merger, or the price at which KW’s shares or the shares of the enlarged KW would trade at any time.

Furthermore, this report has been prepared independent of publication of the KWE 2017 Profit Forecast and may not be relied on by you in recommending that KW’s shareholders vote to approve the recommended all-share merger. This report is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the proposed combination or any matter related thereto.

On the basis of the foregoing, we consider that the KWE 2017 Profit Forecast, for which you as Directors are solely responsible, has been made with due care and consideration.

Yours faithfully,

Goldman Sachs International

APPENDIX III

COMBINED GROUP PRO FORMA PROJECTIONS

The following information in this Appendix III has been re-stated verbatim from the US Proxy Statement:

The KWH and KWE Combined Pro Forma Projections

To give our stockholders access to certain nonpublic information available to KWH’s board for the purpose of considering and evaluating the possible acquisition of KWE and to Goldman Sachs for the purpose of performing its financial analyses in connection with rendering its opinion summarized under “—Opinion of Our Financial Advisor,” two sets of pro forma projections for fiscal years 2017 to 2021 (collectively, the “KWH Pro Forma Projections”) are being provided: (i) projections assuming that all KWE shareholders elect to receive the Original Offer (the “Original KWH Pro Forma Projections”); and (ii) projections assuming that all KWE shareholders elect to receive the New Offer (the “Alternative KWH Pro Forma Projections”). These projections have been prepared as if the acquisition had been completed on March 31, 2017.

	Original KWH Pro Forma Projections (1)
	Fiscal Year Ending December 31,
	2017E	2018E	2019E	2020E	2021E
Adjusted Earnings per Share (2)	$2.01	$2.14	$2.31	$2.49	$2.62
Dividends per Share	$0.76	$0.80	$0.84	$0.88	$0.92

(1)

The Original KWH Pro Forma Projections assume (i) a $50 million reduction in required minimum cash balance versus the aggregate required minimum cash balances of KWH and KWE today (ii) transaction costs of $50 million, (iii) a dividend increase of $0.08 per annum versus standalone KWH levels, (iv) an increase in the effective tax rate payable on KWE earnings within the United States, with such increase being treated as a non-cash expense, and (v) an average exchange rate of $1.25:£1.00 for fiscal years 2017, 2018, 2019, 2020 and 2021.

(2)

Non-GAAP measure. Adjusted earnings per share is calculated by dividing adjusted net income (which represents net income attributable to stockholders of KWH following the Transaction (“New KWH”) adjusted for New KWH’s share of (i) depreciation and amortization, and (ii) share-based compensation expense) by the weighted average number of shares outstanding.

	Alternative KWH Pro Forma Projections (1)
	Fiscal Year Ending December 31,
	2017E	2018E	2019E	2020E	2021E
Adjusted Earnings per Share (2)	$2.23	$2.32	$2.48	$2.68	$2.82
Dividends per Share	$0.76	$0.80	$0.84	$0.88	$0.92

(1)

The Alternative KWH Pro Forma Projections assume (i) a reduction in net acquisition activity (being acquisitions less dispositions) versus standalone levels of $361 million for fiscal year 2017, $413 million for fiscal year 2018, $20 million for fiscal year 2019, $22 million for fiscal year 2020 and $25 million for fiscal year 2021, (ii) a reduction of $100 million in pro forma cash balance versus standalone levels for fiscal years 2017, 2018, 2019, 2020 and 2021, (iii) transaction costs of $50 million, (iv) a dividend increase of $0.08 per annum, (v) an increase in the effective tax rate payable on KWE earnings within the United States, with such increase being treated as a non-cash expense, and (vi) an average exchange rate of $1.25:£1.00 for fiscal years 2017, 2018, 2019, 2020 and 2021.

(2)

Non-GAAP measure. Adjusted earnings per share is calculated by dividing adjusted net income (which represents net income attributable to New KWH stockholders adjusted for New KWH’s share of (i) depreciation and amortization, and (ii) share-based compensation expense) by the weighted average number of shares outstanding.

Reconciliation of New KWH GAAP net income to New KWH adjusted earnings per share (Original KWH Pro Forma Projections):

	Fiscal Year Ending December 31,
(Dollars in millions except per share data)	2017E	2018E	2019E	2020E	2021E
Net income attributable to New KWH stockholders	$96.1	$120.6	$137.7	$156.0	$164.5
Non-GAAP Adjustments:
Add back (at New KWH’s share):
Depreciation and amortization	197.1	228.6	244.2	260.0	276.7
Share-based compensation	35.0	35.0	35.0	35.0	35.0

Adjusted Net Income	$328.3	$384.2	$417.0	$451.0	$476.3

Weighted Average Shares Outstanding (millions)	163.7	179.7	180.4	180.9	181.5

Adjusted Earnings per Share	$2.01	$2.14	$2.31	$2.49	$2.62

Reconciliation of New KWH GAAP net income to New KWH adjusted earnings per share (Alternative KWH Pro Forma Projections):

	Fiscal Year Ending December 31,
(Dollars in millions except per share data)	2017E	2018E	2019E	2020E	2021E
Net income attributable to New KWH stockholders	$95.5	$113.8	$125.8	$142.5	$149.4
Non-GAAP Adjustments:
Add back (at New KWH’s share):
Depreciation and amortization	188.4	204.6	219.6	234.8	250.8
Share-based compensation	35.0	35.0	35.0	35.0	35.0

Adjusted Net Income	$318.9	$353.4	$380.4	$412.3	$435.2

Weighted Average Shares Outstanding (millions)	143.3	152.5	153.2	153.7	154.3

Adjusted Earnings per Share	$2.23	$2.32	$2.48	$2.68	$2.82